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                                                                   EXHIBIT 99.1

NEWS                                                    FOR FURTHER INFORMATION
FOREST OIL CORPORATION                               CONTACT: DONALD H. STEVENS
1600 BROADWAY, SUITE 2200                          VICE PRESIDENT AND TREASURER
DENVER, COLORADO 80202                                           (303) 812-1500

FOR IMMEDIATE RELEASE

                      FOREST OIL ANNOUNCES 2002 GUIDANCE

DENVER, COLORADO - FEBRUARY 13, 2002 - Forest Oil Corporation (NYSE:FST) (Forest) announced today its 2002 guidance. A discussion of the 2002 guidance and underlying assumptions follows:

SPECIFIC ASSUMPTIONS AND RISKS RELATED TO PRICE AND PRODUCTION ESTIMATES

Prices for Forest's products are determined primarily by prevailing market conditions. Market conditions for these products are influenced by regional and worldwide economic conditions, consumer product demand, weather and other substantially variable factors. These factors are beyond Forest's control and are difficult to predict. In addition to volatility in general, Forest's oil and gas prices may vary considerably due to differences between regional markets, transportation availability and demand for different grades of products. Consequently, Forest's financial results and resources are highly influenced by this price volatility.

Estimates for Forest's future production are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products.

The production, transportation and marketing of oil and gas and NGLs are complex processes which are subject to disruption due to transportation and processing availability, mechanical failure, human error, meteorological events including, but not limited to, hurricanes, earthquakes, and numerous other factors. These estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Therefore, we can give no assurance that our future production will be as estimated.

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OVERALL SUMMARY OF PROPOSED ACTIVITY

In 2001, Forest sold $153 million of properties with estimated proved reserves of 99 BCFE. These properties produced approximately 45 MMCFE per day in 2001 and were forecasted to produce 60 MMCFE per day in 2002. Thus, without the 2001 property sales, which occurred primarily in the fourth quarter, Forest's forecasted production volumes for 2002 would have been higher by 60 mmcfe/d.

In 2002, Forest is initially anticipating that it will incur between $250 million and $350 million of capital expenditures. Of this amount, approximately $150 million will be spent on two development projects (Redoubt Shoal and Lost Ark) which are not anticipated to produce until near the end of 2002. The remaining $100 million to $200 million will be spent on normal ongoing projects. As a result of 2001 property sales and significant capital being allocated to projects not anticipated to produce in 2002, Forest believes its total company-wide production volumes will be below 2001 levels by a total of 10% - 20%.

By 2003, Forest currently expects production levels to exceed those achieved in 2001. Further, the Company's projected 2003 production is anticipated to include significant long-lived Alaskan oil production from Redoubt Shoal, which is expected to replaced short-lived Gulf of Mexico natural gas. Forest anticipates production from Redoubt Shoal to commence in the fourth quarter of 2002. On a percentage basis, Forest projects its geographical mix of equivalent production in 2002 and 2003 versus 2001 to be as follows:

                                                2001    2002    2003
                                                --------------------
                         Gulf Offshore (%)       55      40      32
                         Gulf Onshore (%)         9      11      10
                         Western (%)             14      18      15
                         Alaska (%)              12      14      30
                         Canada (%)              10      17      13
                                                --------------------
                           Total (%)            100     100     100

Therefore, while 2002 production levels will decrease from 2001, Forest believes the deployment of its capital on important development projects in 2002 will improve the volume and quality of its production profile in 2003 and beyond. Further, the chart indicates the projected results of the Company's efforts to rebalance its portfolio over time toward longer-lived properties.

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Given these general limitations and those discussed below, the assumptions underlying Forest's forecast for 2002 are set forth below:

DAILY PRODUCTION. We currently assume that our daily production will be between 385 and 425 MMCFE per day for the full year of 2002. We currently assume that average daily production will range from 380 to 410 MMCFE per day for the first quarter.

OIL PRODUCTION. We currently assume that our oil production will be between 19,000 and 23,000 barrels per day.

OIL PRICES. We have assumed that our realized oil price will average between $18.25 and $22.25 per barrel based upon NYMEX prices averaging between $19.00 and $23.00 per barrel. In the first quarter of 2002, we have assumed our realized oil price will average between $18.25 and $20.25 per barrel based upon NYMEX prices averaging between $19.00 and $21.00 per barrel.

GAS PRODUCTION. We currently assume our natural gas production will be between 240 and 280 MMCF per day.

GAS PRICES. We have assumed that our realized natural gas price will average between $2.35 and $2.85 per MCF based upon NYMEX prices averaging between $2.50 and $3.00 per MMBTU. In the first quarter of 2002, we have assumed our realized natural gas price will average between $2.05 and $2.25 per MCF based upon NYMEX prices averaging between $2.20 and $2.40 per MMBTU.

NGL PRODUCTION. We currently assume that our NGL production will be between 3,000 and 3,200 barrels per day.

NGL PRICES. We have assumed that our realized NGL prices will average between 50 and 60% of the assumed NYMEX oil prices.

PRICE SENSITIVITY. We estimate that gas and oil revenue will change by approximately $8 million to $10 million for each $.10 per MMBTU change in NYMEX natural gas prices and by approximately $7 million to $9 million for each $1.00 per barrel change in NYMEX oil prices.

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HEDGING.  Forest has swaps and collars in place for 2002 covering the aggregate average daily volumes and weighted average prices shown below. We have assumed that we will realize between $23 million and $27 million during the year from hedging activity based on the NYMEX assumptions above. The forecasted realized hedge amounts have not been considered in realized commodity prices above.

        NATURAL GAS SWAPS:
        Contract volumes (BBTU/d)                        62.8
        Weighted average price (per MMBTU)             $ 3.15

        NATURAL GAS COLLARS:
        Contract volumes (BBTU/d)                         2.5
        Weighted average ceiling price (per MMBTU)     $ 8.05
        Weighted average floor price (per MMBTU)       $ 4.00

        OIL SWAPS:
        Contract volumes (MBBLS/d)                       10.7
        Weighted average price (per BBL)               $22.66

PRODUCTION EXPENSE. Our production and operating expenses (which include production taxes and product transportation) vary in response to several factors. Among the most significant of these factors are additions to or deletions from our property base, changes in production taxes, general changes in the prices of services and materials that are used in the operation of our properties and the amount of repair and workover activity required. For 2002, we currently assume that our production expense will be between $150 million and $160 million.

DEPRECIATION, DEPLETION AND AMORTIZATION (DD&A). We currently assume that the DD&A rate will be between $1.15 and $1.25 per MCFE.

CAPITAL EXPENDITURES. We have assumed capital expenditures will be between $250 million and $350 million. Some of the factors impacting the level of capital expenditures in 2002 include absolute crude oil and natural gas prices, the volatility in these prices and the cost and availability of oil field services.

GENERAL AND ADMINISTRATIVE EXPENSE (G&A). We currently assume our G&A expense will be between $30 million and $35 million.

INTEREST EXPENSE. We currently assume our interest expense will be between $46 million and $52 million, depending on the timing of cash flows and capital expenditures.

In connection with its issuance of $200 million 8% Senior Notes due 2008, Forest entered into an interest rate swap under which it will pay a variable rate based on six month LIBOR plus 195 basis points in exchange for a fixed rate of 8% on $100 million over the term of the senior note issue.

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In connection with its issuance of $160,000,000 8% Senior Notes due 2011,
Forest entered into an interest rate swap under which it will pay a variable rate based on six month LIBOR plus 181.25 basis points in exchange for a fixed rate of 8% on $50 million over the term of the senior note issue.

All floating rate swaps have been considered in the assumed interest expense shown above. We assumed the 6 month LIBOR rate to average 3.00% in 2002.

INCOME TAXES. We currently assume our effective income tax rate will be 42% (inclusive of applicable federal and state taxes) and our current tax will be 2 to 3% of the total tax expense.

SHARES OUTSTANDING. At December 31, 2001 we had approximately 46.7 million common shares outstanding. We currently assume that diluted shares will be between 47 million and 49 million shares.

FINANCIAL FORECAST. In order to provide a financial forecast for 2002, we have assumed the mid-point of the range for each assumption. The selection of a mid-point is not meant to portray any further accuracy than any other number within the range, but is an arbitrary number within the range. Based upon this methodology, the following is a summary of certain financial data for 2002.

                                                        2002    1Q 2002
                                                        ---------------
         Cash flow per share, as adjusted               $4.35     $1.00

         Earnings per basic share, as adjusted          $0.30     $0.05

         EBITDA, as adjusted (millions)                  $250       $60

         Long-term debt at end of period (millions)      $725      $640

         Debt to total capitalization at end of period    44%       41%

                           FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that the Company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's examination of historical operating trends and its current belief as to the outcome and timing of future events. Forest cautions that its future natural gas and liquids production, revenues and

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expenses and other forward-looking statements are subject to all of the risks and uncertainties normally incident to the exploration for and development and production and sale of oil and gas. These risks include, but are not limited to, price volatility, inflation or lack of availability of goods and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating future oil and gas production or reserves, and other risks as described in Forest's 2000 Annual Report on Form 10-K as filed with the Securities and Exchange Commission. Also, the financial results of Forest's foreign operations are subject to currency exchange rate risks. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

                              TELECONFERENCE CALL

The Company's management will hold a teleconference on Thursday, February 14, 2002 at 11:00 a.m. Eastern Standard Time. If you would like to participate, please call toll-free 888/781-5307 (for U.S./Canada) and 706/634-0611 (for International).

A replay will be available from Thursday, February 14th through Friday, February 22nd. You may access the replay by dialing toll free 800/642-1687 (for U.S./Canada) and 706/645-9291 (for International), reservation No. 2853562. Please note that the reservation number is not needed to access the teleconference.

                                   * * * * *

Forest Oil Corporation is engaged in the exploration, acquisition, development, production and marketing of natural gas and crude oil in North America and selected international locations. Forest's principal reserves and producing properties are located in the United States in the Gulf of Mexico, Louisiana, Texas, Alaska and in Canada in Alberta and the Northwest Territories. Forest's common stock trades on the New York Stock Exchange under the symbol FST.

February 13, 2002



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